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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Gemstar-TV Guide International, Inc.



We consent to the incorporation by reference in the registration statements (Nos. 333-05304, 333-06886, 333-77391, 333-31074, 333-31170 and 333-42720, on
Form S-8 of Gemstar-TV Guide International, Inc. of our report dated February 25, 2000, with respect to the consolidated balance sheets of TV Guide, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule, which report is incorporated by reference in the Form 8-K/A of Gemstar-TV Guide International, Inc.


                                                    KPMG LLP

Tulsa, Oklahoma
August 11, 2000